QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

REVOCABLE PROXY

AMERICAN BANK

This Proxy is solicited on behalf of the Board of Directors

        The undersigned shareholder of American Bank hereby appoints Richard C. Schuman and Phillip C. Bowman, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the special meeting of shareholders to be held at 10:00 a.m., local time, on February 26, 2003 at American Bank's executive offices, 12211 Plum Orchard Drive, Silver Spring, Maryland, 20904, and at any adjournments or postponements of the meeting, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

        This proxy will be voted as directed by the undersigned shareholder. Unless contrary direction is given, this proxy will be voted: (1) to approve and adopt the Plan of Merger and Reorganization by and among American Bank, American Interim Bank and American Bank Holdings, Inc., dated January 6, 2003, the merger provided for therein, pursuant to which American Bank Holdings, Inc. will become the bank holding company for American Bank, and the other transactions contemplated by the Plan of Merger and Reorganization and (2) otherwise in accordance with the determination of a majority of the American Bank's board of directors. The undersigned shareholder may revoke this proxy at any time before it is voted by (i) delivering to the Secretary of American Bank a written notice of revocation before the shareholder meeting, (ii) delivering to American Bank a duly executed proxy bearing a later date before the shareholder meeting, or (iii) attending the shareholder meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Special Meeting of American Bank and the Proxy Statement/Prospectus.

        If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

(continued and to be signed and dated on reverse side)

See Reverse Side

(continued from other side)

X Please mark your votes as this.
Proposal 1:	To approve and adopt the Plan of Merger and Reorganization by and among American Bank, American Interim Bank and American Bank Holdings, Inc., dated January 6, 2003, the merger provided for therein, pursuant to which American Bank Holdings, Inc. will become the bank holding company for American Bank, and the other transactions contemplated by the Plan of Merger and Reorganization.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐
Other Matters:
The proxies are authorized to vote upon such other business as may properly come before the shareholder meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the shareholder meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Plan of Merger and Reorganization and the merger provided for therein or otherwise, in accordance with the determination of a majority of the American Bank board of directors.
Date:

Signature of Shareholder or Authorized Representative

Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

QuickLinks

AMERICAN BANK This Proxy is solicited on behalf of the Board of Directors